UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5 TO SCHEDULE 13G

Under the Securities Exchange Act of 1934*

Sensient Technologies Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

81725T100

(CUSIP Number)

July 3, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 81725T100	13G

1.	Names of Reporting Persons Winder Investment Pte. Ltd.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Singapore

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person OO

CUSIP No. 81725T100	13G

1.	Names of Reporting Persons Freemont Capital Pte. Ltd.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Singapore

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person OO

CUSIP No. 81725T100	13G

1.	Names of Reporting Persons Winder Pte. Ltd.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Singapore

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 6,304,914 shares

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 6,304,914 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,304,914 shares of Common Stock of the Issuer

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11.	Percent of Class Represented by Amount in Row (9) 14.92%

12.	Type of Reporting Person OO

CUSIP No. 81725T100	13G

1.	Names of Reporting Persons Winder Investment Anstalt

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Singapore

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 6,304,914 shares

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 6,304,914 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,304,914 shares of Common Stock of the Issuer

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11.	Percent of Class Represented by Amount in Row (9) 14.92%

12.	Type of Reporting Person OO

CUSIP No. 81725T100	13G

1.	Names of Reporting Persons Winder Anstalt

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Singapore

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 6,304,914 shares

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 6,304,914 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,304,914 shares of Common Stock of the Issuer

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11.	Percent of Class Represented by Amount in Row (9) 14.92%

12.	Type of Reporting Person OO

CUSIP No. 81725T100	Schedule 13G

1.	Names of Reporting Persons Haldor Foundation

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Liechtenstein

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 6,304,914 shares

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 6,304,914 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,304,914 shares

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11.	Percent of Class Represented by Amount in Row (9) 14.92%

12.	Type of Reporting Person OO

CUSIP No. 81725T100	13G

SCHEDULE 13G

Item 1(a).	Name of Issuer: Sensient Technologies Corporation
Item 1(b).	Address of Issuer’s Principal Executive Offices: 777 East Wisconsin Avenue Milwaukee, WI 53202-5304 US
Item 2 (a).

Name of Person Filing:
Winder Investment Pte. Ltd.

Freemont Capital Pte. Ltd.

Winder Pte. Ltd.

Winder Investment Anstalt

Winder Anstalt

Haldor Foundation

(Winder Pte. Ltd., Winder Investment Anstalt, Winder Anstalt and Haldor Foundation collectively are the “Reporting Persons”)

Item 2(b).

Address of Principal Business Office:
Winder Investment Pte. Ltd.

#19-01A 6 Battery Road

Singapore 049909

Freemont Capital Pte. Ltd.

#19-01A 6 Battery Road

Singapore 049909

Winder Pte. Ltd.

#19-01A 6 Battery Road

Singapore 049909

Winder Investment Anstalt

Zollstrasse 16

9494 Schaan

Liechtenstein

Winder Anstalt

Zollstrasse 16

9494 Schaan

Liechtenstein

Haldor Foundation

Zollstrasse 16

9494 Schaan

Liechtenstein

CUSIP No. 687305102	13G

Item 2(c).

Citizenship:
Winder Investment Pte. Ltd. - Singapore private company

Freemont Capital Pte. Ltd. – Singapore private company

Winder Pte. Ltd. - Singapore private company

Winder Investment Anstalt - Liechtenstein establishment

Winder Anstalt - Liechtenstein establishment

Haldor Foundation – Liechtenstein foundation

Item 2(d).	Title of Class of Securities: Common Stock
Item 2(e)	CUSIP Number: 81725T100

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not applicable.

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: 6,304,914 shares
(b)	Percent of class: 14.92%.
Such percentage is based upon 42,244,371 outstanding shares of Common Stock of the Issuer as of April 26, 2023, as reported in the Issuer’s Quarterly Report filed on Form 10-Q with the SEC on May 2, 2023.
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 6,304,914 shares
		(iii)	Sole power to dispose or to direct the disposition of: 0
		(iv)	Shared power to dispose or to direct the disposition of: 6,304,914 shares

CUSIP No. 687305102	13G

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
Not Applicable.
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not Applicable.
Item 8.	Identification and Classification of Members of the Group.
Not Applicable.
Item 9.	Notice of Dissolution of Group.
Not Applicable.
Item 10.	Certifications.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14 a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 5, 2023

Winder Investment Pte. Ltd.

	By:	/s/ Sharon Yam Kwai Ying
Name: Sharon Yam Kwai Ying
Title: Director

	By:	/s/ Iqbal Jumabhoy
Name: Iqbal Jumabhoy
Title: Director

Freemont Capital Pte. Ltd.

	By:	/s/ Sharon Yam Kwai Ying
Name: Sharon Yam Kwai Ying
Title: Director

	By:	/s/ Iqbal Jumabhoy
Name: Iqbal Jumabhoy
Title: Director

Winder Pte. Ltd.

	By:	/s/ Sharon Yam Kwai Ying
Name: Sharon Yam Kwai Ying
Title: Director
	By:	/s/ Iqbal Jumabhoy
Name: Iqbal Jumabhoy
Title: Director

Winder Investment Anstalt

By:	/s/ Gabriel Prêtre
Name: Gabriel Prêtre
Title: Member of the board of directors

By:	/s/ Peter Prast
Name: Peter Prast
Title: Member of the board of directors

Winder Anstalt

By:	/s/ Gabriel Prêtre
Name: Gabriel Prêtre
Title: Member of the board of directors

By:	/s/ Peter Prast
Name: Peter Prast
Title: Member of the board of directors

Haldor Foundation

By:	/s/ Gabriel Prêtre
Name: Gabriel Prêtre
Title: Foundation Board member

By:	/s/ Peter Prast
Name: Peter Prast
Title: Foundation Board member